Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-175699 on Form S-4/A of our report dated March 14, 2011, (July 21, 2011 as to Note 22), relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries appearing in the Current Report on Form 8-K of Great Lakes Dredge & Dock Corporation and subsidiaries filed on July 21, 2011, and our report dated March 14, 2011, relating to the effectiveness of the Great Lakes Dredge & Dock Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 27, 2011